Exhibit 99.1

NEWS RELEASE

Contact:	John A. Maurer
Vice President,
Treasurer and Investor Relations
Foot Locker, Inc.
(212) 720-4092

FOOT LOCKER, INC. ANNOUNCES SENIOR MANAGEMENT PROMOTIONS
DESIGNED TO FURTHER IMPROVE THE PERFORMANCE
OF ITS RETAIL AND DIRECT BUSINESSES

NEW YORK, NY, May 26, 2011 – Foot Locker, Inc (NYSE:FL), the New York-based specialty athletic retailer, announced today a series of organizational changes designed to enhance its focus on its two key business units – retail stores and direct-to-customer, and to strengthen the operations supporting each unit. The changes will take effect as of July 1, 2011.

Specifically the Company will:

•

Consolidate the reporting of all its retail store businesses under Richard A. Johnson, who will be promoted to Executive Vice President and Group President – Retail Stores with responsibility for all of the Company’s domestic and international store banners.

•	Elevate its direct-to-customer business unit to report directly to Ken C. Hicks, its Chairman, President and Chief Executive Officer; and
•

Consolidate its key operational areas, under Robert W. McHugh, who will be promoted to the new position of Executive Vice President – Operations Support, with responsibility for Information Systems and Technology, Real Estate, Logistics, Sourcing and Team Edition.

Mr. Hicks said, “This senior management reorganization will allow us to focus our key business units on improving our execution and continue to build on the success of our businesses. In particular, consistent with our strategic priorities, it will also enable us to strengthen our brands and put more emphasis on our high potential growth areas of .com and international development.”

In conjunction with today’s announcements, the Company said that Lauren B. Peters will be promoted to Executive Vice President and Chief Financial Officer, succeeding Mr. McHugh, who had held the position since 2005. Ms. Peters was previously Senior Vice President of Strategic Planning, a position she has held since 2002, where she helped to lead the development and implementation of our current long-range strategy.

Hicks said, “It is a tribute to our deep and highly talented bench of management talent that we are able to make these significant changes within our organization. As we work together to take advantage of the opportunities ahead, I am sure that these moves will provide strong opportunities for our Company and our associates.”

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Mr. Johnson currently serves as President and CEO – Foot Locker U.S., Lady Foot Locker, Kids Foot Locker and Footaction, and has been with the company since 1997. Succeeding Mr. Johnson in his current position is Stephen “Jake” Jacobs, President and CEO of Champs Sports. Bryon Milburn will assume those responsibilities from Mr. Jacobs, and Mr. Milburn will be succeeded as Managing Director – Foot Locker Canada by Nick Jones, who is currently General Merchandise Manager of Foot Locker Europe.

Ronald J. Halls, currently President and CEO – Foot Locker, Inc. – International, will retire later this summer. Mr. Hicks stated, “Ron has made a number of important contributions to the Company during his 11-year tenure at Foot Locker, Inc. and we thank him for his leadership and hard work. We wish Ron the best on his well-deserved retirement.”

Foot Locker, Inc. is a specialty retailer that operates approximately 3,400 stores in 22 countries in North America, Europe, Australia, and New Zealand. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker, Champs Sports and CCS retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay/CCS, the Company is the leading provider of athletic footwear and apparel.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), pandemics and similar major health concerns, unseasonable weather, further deterioration of global financial markets, economic conditions worldwide, further deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120